Exhibit 10.1
Separation Agreement and Release
This Separation Agreement and Release (“Agreement”), dated as of January 27, 2023, is made by and between Barry Schaeffer (“Executive”) and Latch Systems, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Severance Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Interim Chief Financial Severance Benefits Agreement, dated as of December 2, 2022 (the “Severance Agreement”), that certain Covenant Agreement (as defined in the Severance Agreement), and the employment agreement between Executive and Company, dated as of July 8, 2021 (the “Employment Agreement”) (collectively, the “Employment and Severance Agreements”); and
WHEREAS, in connection with Executive’s resignation of employment with the Company or a subsidiary or affiliate of the Company effective January 11, 2023 (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification or liability insurance by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).
WHEREAS, Executive will continue to provide consulting services, including reasonably requested transition and support services, to the Company after the Effective Date and Company and Executive intend to enter into a consulting agreement governing the provision of such services, subject to the Parties’ mutual agreement on the form and contents of such consulting agreement (the “Consulting Agreement”).
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Payment of Wages. The Company will pay Executive the sum of: (i) the portion of Executive’s annual base salary earned through January 13, 2023, but not yet paid to Executive (payable on the Company’s next payroll date); (ii) any expense reimbursements owed to Executive and payable pursuant to the applicable Company policy; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
2.Severance Payments and Benefits; Salary and Benefits. Subject to Executive’s execution and non-revocation of this Agreement, the Company agrees to provide Executive with the following severance payments and benefits:
(a)An amount in cash equal to $403,200 (the “Severance Amount”), which is the sum of (i) seventy-five percent (75%) of the Executive Cash Compensation described in Section 4(b) of the Severance Agreement, which amount equals $336,000 (the “Prorated Amount”), plus (ii) twenty percent (20%) of the Prorated Amount, which amount equals $67,200, less applicable state and federal payroll deductions and withholdings, paid semi-monthly, in accordance with the Company’s normal payroll practices, in the amount of $22,400 until the earlier of (x) the date on which the Severance Amount is fully paid to Executive or (y) the termination date of the Consulting Agreement (such date, the “Consulting Termination Date”).
(i)If provision (y) of this Section 2(a) applies and the Consulting Termination Date occurs on or after the date that is three months after the Consulting Agreement commenced, Company will pay a lump sum payment of the remaining balance of the Severance Amount within 15 days of Executive executing and not revoking a second release containing provisions substantially similar to Sections 3, 4, 6 and 7 hereof following the termination of the Consulting Agreement.
(ii)If provision (y) of this Section 2(a) applies but the Consulting Termination Date is less than three months after the Consulting Agreement commenced and the termination occurred as a result of:
1.the Company terminating the Consulting Agreement for breach under Section 8.2 thereof; or
2.Executive terminating the Consulting Agreement for convenience under Section 8.3 thereof, then Company will continue paying the remaining balance of the Severance Amount in semi-monthly installments pursuant to provision (x) in this Section 2(a) until the Severance Amount is fully paid to Executive.
(iii)If provision (y) of this Section 2(a) applies but the Consulting Termination Date is less than three months after the Consulting Agreement commenced and the termination occurred as a result of Company terminating the Consulting Agreement for convenience under Section 8.3 thereof, then Company will pay a lump sum payment of the remaining balance of the Severance Amount within 15 days of Executive executing and not revoking a second release containing provisions substantially similar to Sections 3, 4, 6 and 7 hereof following the termination of the Consulting Agreement.
(iv)For the avoidance of doubt, the Severance Amount is not contingent on the Consulting Agreement and is consideration solely for Executive’s execution of this Agreement.
(b)Should Executive timely elect to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Separation Date, during the period commencing on the Separation Date and ending upon the earliest of (A) nine months following the Separation Date, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Separation Date, which payments shall continue for the remainder of the COBRA Continuation Period; and
(c)The Company shall reimburse or advance (to the extent unpaid by Executive) Executive’s attorney’s fees incurred in connection with this Agreement up to $10,000 (a redacted summary invoice from Executive’s counsel shall be sufficient), within thirty (30) days of the Effective Date.

The parties agree that Executive’s existing equity awards as of the Separation Date will cease vesting as of the Separation Date.
3.Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries or affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Company Releasees”) related to Executive’s employment with the Company or its subsidiaries or termination therefrom. Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement relating to Executive’s employment with the Company or its subsidiaries or termination therefrom, including, without limitation:
(a)any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)any and all claims for violation of the federal or any state constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
(h)any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Company Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Severance Agreement.
The Company agrees to release any and all claims it may have against Executive or his heirs, family members, executors, agents, and assigns (the “Executive Releasees”). The Company hereby and forever releases the Executive Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, , that it may possess against any of the Executive Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement relating to Executive’s employment with the Company or its subsidiaries.
THE PARTIES ACKNOWLEDGE THAT EACH PARTY HAS BEEN ADVISED BY LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
EACH PARTY, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
5.Restrictive Covenants. The parties acknowledge and agree that Exhibit B to the Severance Agreement (the “Covenant Agreement”) provides for certain representations, covenants and commitments with respect to Company property, confidential information, and non-solicitation. Executive hereby acknowledges and agrees that all such provisions in the Covenant Agreement shall remain in full force and effect in accordance with its terms and that Executive shall be bound thereby, except for Section 2(a)(i), which the parties agree is void. Executive further acknowledges and agrees that Executive is and shall remain bound by the surviving obligations set forth in the Latch Employee Handbook and any other agreements previously entered into between Executive and the Company or any of its affiliates.
6.Post-Employment Obligations. Subject to Section 10 of the Covenant Agreement, Executive acknowledges that, for certain matters in which Executive was involved during Executive’s employment with the Company, the Company may need Executive’s cooperation in the future. Accordingly, following the Separation Date and to the extent reasonably requested by the Company, Executive shall use reasonable efforts to cooperate with the Company regarding matters arising out of or related to Executive’s service to the Company, including but not limited to reasonably cooperating with the Company in its internal investigations, lawsuits or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and NASDAQ) as any such investigation, lawsuit or review relates to the Company’s business and to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, whether existing as of the Separation Date or which may arise thereafter, until said investigations, lawsuits or reviews are completed. The Company will reimburse Executive for reasonable and customary out-of-pocket travel, lodging and related expenses incurred by Executive in connection with complying with the Company’s requests for cooperation; provided, however, that (i) Executive must obtain written preapproval from the Company prior to incurring such expenses, which preapproval shall not be unreasonably withheld, and (ii) Executive will furnish the Company with copies of receipts and other customary documentation for any such expenses. Executive’s reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. A material breach of this Agreement shall result in a forfeiture of Executive’s right to the consideration described in Section 1, and Executive shall promptly repay the Company any and all considerations already received under this Agreement upon such failure to comply.
7.Non-Disparagement. Subject to Section 10 of the Covenant Agreement, Executive agrees that Executive will not publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its affiliates, or that otherwise disparage the Company or any affiliate thereof, its products, services and business practices, decision-making, conduct, professionalism or compliance with standards, or its current or former owners, directors, officers, employees, and agents at any time or in any manner in the future, nor shall he assist any other person, firm, or company in doing so.
Nothing in this agreement shall prevent or restrict the disclosure of factual information related to an act of sexual assault that is not governed by California Code of Civil Procedure Section 1002(a), an act of sexual harassment, as defined in California Civil Code Section 51.9, an act of workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination, as described in California Government Code Section 12940, and/or an act of harassment or discrimination, or an act of retaliation against a person for reporting harassment or discrimination by the owner of a housing accommodation, as described in California Government Code Section 12955.
Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, to the extent required by applicable law, a court order or subpoena, or a governmental or regulatory investigation.
8.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
9.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Severance Agreement.
11.Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”).
12.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated: January 27, 2023		/s/ Barry Schaeffer
Barry Schaeffer

COMPANY

Dated: January 27, 2023	By:	/s/ Katie Concannon
Katie Concannon
Title: SVP of People